Exhibit 99.2

United Fire Group, Inc. Reports on Annual Shareholders’ Meeting

•	Directors Elections to the Board of Directors Announced

•	Promotions and New Officer Appointments Announced
CEDAR RAPIDS, IOWA, May 20, 2016 – United Fire Group, Inc. (Nasdaq: UFCS) (the "Company" or "UFG")announced today that five directors were elected to our 12-member board at the Annual Shareholders’ Meeting on May 18, 2016.
The following individuals were each elected as Class B directors to serve three-year terms expiring in 2019: John-Paul Besong, former Senior Vice President of e-Business and Chief Information Officer for Rockwell Collins, Cedar Rapids, IA ; James Noyce (Vice Chairman), former Chief Executive Officer and director of FBL Financial Group, West Des Moines, IA; Mary Quass, President and Chief Executive Officer of NRG Media, LLC, Cedar Rapids, IA; and Kyle Skogman, President of Skogman Construction Co. of Iowa, Cedar Rapids, IA. The following individual was elected as a Class C director to serve the remainder of an unexpired term expiring in 2018: Sarah Fisher Gardial, Dean for the Henry B. Tippie College of Business at the University of Iowa, Iowa City, IA.
In other official business, our shareholders approved, on an advisory basis, the compensation of our named executive officers as described in the proxy statement and ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year.
Promotions and New Officer Appointments
The Company is pleased to announce the following promotions and officer appointments, effective May 18, 2016:

Troy B. Ellis
Regional Marketing Manager Troy B. Ellis was appointed as Assistant Vice President of United Fire & Casualty Company. His new title is Assistant Vice President & Regional Marketing Manager.

Lisa Goodell Fraley
Life Underwriting Manager Lisa Goodell Fraley was appointed as Assistant Vice President of United Life Insurance Company. Her new title is Assistant Vice President–Life Underwriting.

Janice A. Martin
Treasurer & Director of Tax Janice A. Martin was appointed as Assistant Vice President of United Fire & Casualty Company. Her new title is Treasurer and Assistant Vice President of Treasury and Tax.

Randy L. Patten
Director of SEC and Financial Reporting Randy L. Patten was appointed as Assistant Vice President of United Fire & Casualty Company. His new title is Assistant Vice President of Finance and Investor Relations.

Julie A. Schneekloth Training Director Julie A. Schneekloth was appointed as Assistant Vice President of United Fire & Casualty Company. Her new title is Assistant Vice President & Training Director.
About United Fire Group, Inc.:
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.
Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. The United Fire & Casualty Company pooled group is rated "A" (Excellent) by A.M. Best Company.
Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,250 independent life agencies and rated "A-" (Excellent) by A.M. Best Company.
For more information about UFG, visit www.unitedfiregroup.com or contact: Randy Patten, Assistant Vice President of Finance and Investor Relations, 319-286-2537 or IR@unitedfiregroup.com

2